CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 8, 1999, relating to the financial statements and financial highlights which appear in the December 31, 1998 Annual Report to Shareholders of Strong Enterprise Fund, Strong Growth Fund, Strong Growth 20 Fund, Strong Mid Cap Disciplined Fund, Strong Mid Cap Growth Fund, Strong Small Cap Value Fund, Strong Strategic Growth Fund and Strong U.S. Emerging Growth Fund (eight of the portfolios constituting the Strong Equity Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 21, 2000

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